Exhibit 10.16

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

            First Amendment to Purchase and Sale Contract (this “Amendment”) is made as of April 24, 2009, between DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II LIMITED PARTNERSHIP (“Seller”) and ADVENIR, INC. (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of March 25, 2009 (the “Agreement”) with respect to the sale of certain property known as Presidential House located in Miami-Dade County, Florida, as described in the Agreement; and

            WHEREAS, Seller and Purchaser desire to amend the Agreement on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Feasibility Period.      The Feasibility Period, set forth in Section 3.1 of the Agreement, is hereby extended to May 8, 2009.

3.      Loan Assumption Approval Period.  Section 4.5.9 of the Agreement shall be amended as follows:

            a.         The Loan Assumption Approval Period, set forth in Section 4.5.9 of the Agreement, is hereby extended to May 26, 2009.

            b.         Section 4.5.9.1 of the Agreement shall be deleted and replaced as follows:  “If (a) Purchaser fully complies with its obligations under this Contract (including this Section 4.5) and the requirements of the Assumed Loan Documents in connection with obtaining the Loan Assumption and Release, (b) Purchaser has used and is using commercially reasonable good faith efforts to obtain the Loan Assumption and Release, and (c) Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release on or before the expiration of the Loan Assumption Approval Period, then Purchaser shall have the right (the “Loan Assumption Extension Right”), exercisable by delivering written notice to Seller five (5) Business Days prior to the expiration of the Loan Assumption Approval Period (the "Loan Assumption Period Extension Notice"), to extend the expiration date of the Loan Assumption Approval Period to June 25, 2009 for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release; provided that concurrently with delivering the Loan Assumption Period Extension Notice, Purchaser delivers to Escrow Agent an additional deposit of $50,000.00 (the “Loan Assumption Period Extension Deposit”).  The Loan Assumption Period Extension Deposit shall be deemed part of the Deposit.

4.      Closing Date.             Section 5.1 of the Agreement shall be amended as follows:

            a.         The Closing Date, set forth in Section 5.1.1 of the Agreement, is hereby extended to June 9, 2009.

            b.         Section 5.1.2 of the Agreement shall be deleted and replaced as follows: “Notwithstanding the foregoing to the contrary, if Purchaser exercises Purchaser’s Loan Assumption Extension Right, then the Closing Date shall automatically be extended to the earlier to occur of (x) the date which is fifteen (15) days after receipt of Lender’s approval of the Loan Assumption and Release and (y) July 7, 2009.  Purchaser shall provide Seller with written notice of Lender’s approval of the Loan Assumption and Release no later than two (2) days after Purchaser’s receipt of such approval.”

5.      Groundwater Sampling Adjournment Right.            In connection with the Fuel Spill (as such term is defined in the Agreement), the Department of Environmental Resources Management (“DERM”) is requiring that Seller install a monitoring well at the Property to sample groundwater in order to determine whether or not any groundwater contamination exists as a result of the Fuel Spill.  If, by the Closing Date set forth in Section 5.1.1 of the Agreement, either (i) the groundwater sampling has not been completed or the laboratory analyzing the groundwater sampling has not completed its analysis and issued its findings or (ii) the groundwater sampling and lab analysis has been completed, but DERM has not confirmed in writing that no further action is warranted at the Property with respect to the Fuel Spill, then Purchaser shall have the right, by delivering written notice to Seller, to extend the Closing Date to July 23, 2009.  If as of July 23, 2009 the Seller has not obtained written confirmation from DERM that no further action is warranted at the Property with respect to the Fuel Spill, Purchaser may, in its sole discretion, by delivering written notice to Seller, either (a) waive the DERM confirmation that no further action is warranted at the Property with respect to the Fuel Spill and proceed with the Closing, or (b) terminate the Agreement, in which event the full Deposit shall be returned to the Purchaser and the Agreement will be rendered null, void, and of no further force or effect, except for the Survival Provisions.

6.      Miscellaneous.           This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

[Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II LIMITED PARTNERSHIP, a New York limited partnership

By:  DBL PROPERTIES CORPORATION, a New York corporation, its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

ADVENIR, INC.,
a Florida corporation

By:  /s/Stephen L. Vecchitto

Name: Stephen L. Vecchitto

Title:  President